[DESCRIPTION]SCHEDULE 13G

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                             (Amendment No.    )*

                            MAS ACQUISITION XXVI CORP.

                               (Name of Issuer)

                                 Common Stock

                        (Title of Class of Securities)



                                 (CUSIP Number)

                                September 29, 2000

            (Date of Event Which Requires Filing of this Statement)

                                  Lim Lai Choo
                         c/o Mindnet Investments Inc.
                               3859 Calder Avenue
                        North Vancouver,  B.C.  V7N 3S4
                                     Canada
                                (604) 601-2520

(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)
     [x] Rule 13d-1(c)
     [_] Rule 13d-1(d)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
CUSIP No.:
--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   Mindnet Investments Inc.
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   N/A
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [_]

                                                            (b) [_]
--------------------------------------------------------------------------------
3  SEC USE ONLY
--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   British Columbia, Canada
--------------------------------------------------------------------------------
                                   5  SOLE VOTING POWER
                                      800,000
NUMBER OF SHARES                   --------------------------------------------
  BENEFICIALLY                     6  SHARED VOTING POWER
   OWNED BY                           0
     EACH                          --------------------------------------------
   REPORTING                       7  SOLE DISPOSITIVE POWER
    PERSON                            800,000
     WITH                          --------------------------------------------
                                   8  SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   800,000
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    5.91%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.:
--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   Lim Lai Choo
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   N/A
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [_]

                                                            (b) [_]
--------------------------------------------------------------------------------
3  SEC USE ONLY
--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Canadian
--------------------------------------------------------------------------------
                                   5  SOLE VOTING POWER
                                      800,000
NUMBER OF SHARES                   --------------------------------------------
  BENEFICIALLY                     6  SHARED VOTING POWER
   OWNED BY                           0
     EACH                          --------------------------------------------
   REPORTING                       7  SOLE DISPOSITIVE POWER
    PERSON                            800,000
     WITH                          --------------------------------------------
                                   8  SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   800,000
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    5.91%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    IN
--------------------------------------------------------------------------------

Item 1.

          (a)  Name of Issuer: MAS Acquisition XXVI Corp.

          (b)  Address of Issuer's Principal Executive Offices:

               17 N. Governor St.
               Evansville, IN 47711
Item 2.

          (a)  Name of Person Filing: Mindnet Investments Inc. and
               Lim Lai Choo

               (Mindnet Investments Inc. is controlled by Lim Lai Choo)

          (b)  Address of Principal Business Office:

                            Lim Lai Choo and Mindnet Investments Inc.
                            3859 Calder Avenue
                            North Vancouver,  B.C.  V7N 3S4
                            Canada


          (c)  Citizenship: Mindnet Investments Inc. - Canada,
               Lim Lai Choo - Canadian.

          (d)  Title of Class of Securities: Common Stock

          (e)  CUSIP Number:

Item 3.   Not Applicable.

Item 4.   Ownership

          (a)  Amount Beneficially Owned: 800,000

          (b)  Percent of Class:  5.91%

          (c)  Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote   800,000.

               (ii)   shared power to vote or to direct the vote       -0-.

               (iii)  sole power to dispose or to direct the disposition of

                      800,000.

               (iv)   shared power to dispose or to direct the disposition of

                      -0-.

Item 5.  Ownership of Five Percent or Less of a Class

         Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group

         Not Applicable.

Item 9.  Notice of Dissolution of a Group

         Not Applicable.

Item 10. Certification

         Not Applicable.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       October 12, 2000

                                       Mindnet Investments Inc.

                                       By: /s/ Lim Lai Choo
                                       ----------------------------------
                                       Lim Lai Choo
                                       President



                                       By: /s/ Lim Lai Choo
                                       ----------------------------------
                                       Lim Lai Choo


                                  Page 6 of 6